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                   [DS BANCOR, INC. LETTERHEAD APPEARS HERE]

                              IMPORTANT REMINDER

                                                                January 15, 1997

Dear Shareholder:

        We have previously mailed to you proxy materials relating to the Special Meeting of Shareholders of DS Bancor, Inc. to be held on Thursday, January 30, 1997.

        According to our latest records, we have not received your proxy card for this important meeting. Regardless of the number of shares you own, it is important that they are represented and voted at the meeting. If you have not already mailed your proxy card, please take a moment to sign, date and mail the enclosed duplicate proxy card promptly in the return envelope provided for your convenience.

        For the reasons set forth in the Joint Proxy Statement/Prospectus dated December 30, 1996, your Board of Directors recommends that you vote "FOR" approval of the Merger Agreement and the Merger provided for therein.

        Thank you for your cooperation and continued support.

                                Sincerely,

                                /s/ Harry P. DiAdamo, Jr.

                                Harry P. DiAdamo, Jr.
                                President and
                                Chief Executive Officer